Exhibit 3.1
COTTONWOOD COMMUNITIES, INC.
ARTICLES OF AMENDMENT
Cottonwood Communities, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Articles of Amendment and Restatement of the Corporation (the “Charter”) are hereby amended by deleting existing Article XVIII in its entirety.
SECOND: The amendment to the Charter of the Corporation as set forth above has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.
THIRD: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 16th day of December, 2021.
COTTONWOOD COMMUNITIES, INC.

By: /s/ Daniel Shaeffer         (SEAL)
Daniel Shaeffer
Chief Executive Officer

ATTEST
By: /s/ Gregg Christensen
Gregg Christensen
Secretary